Exhibit (10.3)

Agreement

This Agreement is dated as of the 29th of January 2014 by and between:

1.	Cooper Tire & Rubber Company (“CTB”)

2.	Cooper Tire Investment Holding (Barbados) Ltd. (“Cooper Barbados”) 1&2 are collectively referred as to “Cooper”

3.	Chengshan Group Company Ltd. (“Chengshan”)

4.	The Union of Cooper Chengshan (Shandong) Tire Company Co., Ltd. (“CCT Union”)

The CCT Union will immediately return Cooper Chengshan (Shandong) Tire Company Limited (“CCT”) back to “normal operations”, and those operations shall continue, with the full support of Chengshan, which shall be jointly responsible for such return and continuation. The primary actions include starting and continuing processing all operational and financial data to generate certified financial statements, including certification by Ernst & Young, providing Cooper and its accountants full access to the facility and this information, and to otherwise using reasonable best efforts to assist in the generation of such certified financial statements, so that CTB can report its third quarter and full year 2013 financial statements, including results for CCT, with the U.S. Securities and Exchange Commission (the “SEC”) by no later than March 3, 2014 (for the third quarter 2013 financial statements), and March 14, 2014 (for the full year 2013 financial statements), and continue timely regular reporting thereafter. CCT will also begin immediate production of Cooper-branded products (both PCR and TBR, of the general types it has historically produced) for supply to Cooper. Additionally, Cooper-appointed management will be able to be back into their respective roles and responsibilities at CCT, with full cooperation of the CCT Union and Chengshan. The parties agree that the CCT company chop and registration documents should be under the control of CCT’s general manager, and the CCT Union and Chengshan shall ensure the delivery of them to the CCT general manager immediately. (The actions set forth in this paragraph shall be referred to as “Action I”.)

Upon signing of this Agreement by the parties, and subject to the termination provisions set forth herein, all parties agree to cease fighting and take the actions set forth in this paragraph. Additionally Cooper will assist where possible to return CCT back to normal operations. In parallel with Action I being implemented, Cooper will take actions to permanently stop all fighting and adverse actions against Chengshan, any members or individuals of Chengshan, CCT Union, any members or individuals of CCT with regard to the events that have occurred since June 12, 2013 through the date of this Agreement. Simultaneously, Chengshan and CCT Union, and their members and individuals, will take actions to permanently stop all fighting and adverse actions against Cooper and CCT and any members or individuals of Cooper and CCT with regard to the events that have occurred since June 12, 2013 through the date of this Agreement. Neither party shall take any adverse

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actions in the future against the other parties nor any of their members or individuals associated with them with regard to the events that have occurred since June 12, 2013 through the date of this Agreement. Upon the commencement of Action I, the parties will work together to prepare an agreement setting forth the details of the actions set forth in this paragraph. (The actions set forth in this paragraph shall be referred to as “Action II”.) For the avoidance of doubt, nothing set forth in this paragraph will be continually binding on any party in the event that this Agreement is terminated.

Within 30 days of signing this Agreement, Cooper and Chengshan shall discuss and jointly engage an internationally recognized valuation firm (for example, PricewaterhouseCoopers, KPMG or Houlihan Lokey) to determine the fair market value of CCT on a stand-alone basis, which value shall not take into consideration the value of the trademarks and technologies licensed by Cooper to CCT. If Cooper and Chengshan fail to reach a consensus in selecting a valuation firm within 30 days of signing this Agreement, Chengshan shall select the valuation firm to be engaged by Cooper and Chengshan only from the following U.S. accounting firms: PricewaterhouseCoopers LLP, KPMG LLP, and Deloitte LLP (the “Approved Firms”), which firms may engage their affiliate firms in Shanghai or Beijing, China to assist in the valuation. The valuation firm shall be instructed to complete the valuation of CCT within 60 days after the valuation firm’s engagement and the delivery to the valuation firm of audited 2013 financials for CCT, or such later date as is agreed to by Cooper and Chengshan. The parties shall use their reasonable best efforts to assist the valuation firm in completing the valuation, and doing so on a timely basis. In the event the valuation firm does not deliver a valuation, or does not do so on a timely basis, Cooper and Chengshan shall work together to get the firm to complete the valuation or engage a replacement firm to perform the valuation, but in no circumstances will the purchase or sale options set forth in this paragraph be effective unless Cooper and Chengshan receive a fair market valuation of CCT from either an Approved Firm or another valuation firm that is agreed to by both Cooper and Chengshan. In the event that the above efforts fail to provide a valuation by such a valuation firm on or before May 13, 2014, the parties agree to extend the time period to obtain a valuation for an additional 90 days beyond such date to August 11, 2014. If such extension period is needed, the parties agree to continue to work cooperatively during such period to obtain a valuation in accordance with the processes described above. If the valuation firm does not deliver a valuation to Cooper and Chengshan on or before August 11, 2014, then the purchase and sale options set forth in this Agreement shall terminate and be of no effect, unless Cooper elects to extend such date, at its sole discretion. Chengshan shall notify Cooper within 45 days after the Option Commencement Date (defined below) of its election to either (i) purchase Cooper Barbados’s 65% ownership interest in CCT at 65% of the Option Price (defined below), (ii) sell to Cooper its 35% ownership interest in CCT at 35% of the Option Price or (iii) do neither (i) or (ii). If Chengshan does not exercise its option to purchase Cooper Barbados’s 65% ownership interest in CCT or sell to Cooper its 35% ownership interest in CCT pursuant to clauses (i) or (ii) of the prior sentence, respectively, within 45 days after the Option Commencement Date, Chengshan’s option shall expire and Cooper shall have the right to purchase Chengshan’s 35% ownership interest in CCT at 35% of the Option Price. If Cooper does not exercise this option within 90 days of the Option

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Commencement Date, the option shall lapse. In the event neither Chengshan nor Cooper exercises their respective options prior to their expiration, then Chengshan and Cooper shall discuss potential new ownership structures for CCT. For purposes of this agreement, Option Price shall mean the greater of (a) the fair market value of CCT determined by the valuation firm, and (b) US$435 million. For purposes of this Agreement, Option Commencement Date shall mean the later of (y) the date the valuation firm delivers the valuation to Cooper and Chengshan, and (z) the date Cooper has filed its certified third quarter and full year 2013 financial statements and any other financial reports required at the time, including results for CCT, with the SEC, provided, however, that if the Option Commencement Date shall not have occurred on or before August 11, 2014, then the Option Commencement Date shall never occur. The purchase price for any sales pursuant to the options described in this paragraph shall be paid in cash at closing. If Chengshan purchases Cooper Barbados’s 65% ownership interest in CCT, Cooper shall continue to have TBR and PCR tire offtake rights for brands owned by Cooper for at least three years from the closing of such sale. Upon the signing of this Agreement, Cooper and Chengshan will work together, using their reasonable best efforts, to prepare an agreement setting forth the details of the buy-sell rights set forth in this paragraph, which agreement and rights shall be governed by the CCT Joint Venture Agreement (including governing law, dispute resolution and other relevant provisions). The buy-sell rights set forth herein and in such agreement shall be separate and in addition to the purchase, sale, transfer, right of first refusal and other rights set forth in the CCT Joint Venture Agreement, which shall not be eliminated by the rights described herein. Such agreement shall provide (v) a reasonable expeditious time period for closing such transactions, as well as the structure and details for closing such transactions, (w) a penalty of US$15 million which shall be payable by Cooper Barbados or Chengshan to the other for failing to close a purchase or sale pursuant to the valid exercise of one of the options described in this paragraph, which penalty shall be in addition to any other relief which may be sought by a non-breaching party under applicable law, (x) the orderly return of tangible and intangible property to a party selling its interest (including, without limitation, the termination of all licensing agreements related to Cooper’s intellectual property and the return to Cooper of tire molds for tire brands owned by Cooper, if Cooper Barbados sells its interest to Chengshan), (y) the framework for any ongoing commercial relationship between the selling party and CCT (including potential reasonable supply agreements, services agreements or transition agreements) and (z) other relevant matters. Cooper and Chengshan agree that, prior to the earliest of (i) September 25, 2014, (ii) 45 days after the date the valuation is delivered by the valuation firm, and (iii) any change in the CCT ownership structure or agreement to change the CCT ownership structure, (A) CCT shall continue to operate in the ordinary course of business and without any major changes to its organizational structure or business activities, and the parties will cooperate to preserve the value of CCT, and (B) the CCT company chop will be used in the ordinary business course and usual operation of CCT, and any use of the company chop in a manner that is not consistent with the protective rights of the shareholders of CCT set forth in the CCT Joint Venture agreement and the CCT governing documents, as well as those agreed to in writing between the parties, shall require the written authorization of both CCT’s general manager and deputy general manager. The parties will work together to prepare a complete list of such protective rights upon signing this Agreement. (The actions set forth in this paragraph shall be referred to as “Action III”.)

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During the above discussions between Cooper and Chengshan, both parties will take into consideration the interest of the CCT employees and local government.

This Agreement shall be effective immediately after it is duly executed by the parties below. This Agreement will be governed by and construed in accordance with the laws of the People’s Republic of China without reference to its conflict of laws principles. If at any time Cooper as one party, or either the CCT Union or Chengshan, as the other party, does not perform the actions described herein (including in Action I, II, or III), email notice should be served to the breaching party and other parties (CTB’s email address: JJMcCracken@coopertire.com & axhu@coopertire.com, Cooper Barbados’s email address: JJMcCracken@coopertire.com & axhu@coopertire.com, Chengshan’s email address qjsun@chengshan.com, and CCT Union’s email address ytliang@cooperchengshan.com) and within 7 days after the email notice all parties shall convene a meeting to discuss such violation and appropriate remediation measures. If the meeting is not convened within the above time frame for whatever reason, or adequate remedial measures are not taken to the satisfaction of the non-breaching party, then 7 days after email notice is served or such meeting is conveyed, all the contents in this Agreement will terminate and become void and null immediately at the election of Cooper (for any breach by Chengshan or the CCT Union) or Chengshan (for any breach by Cooper), provided that such election shall not limit the non-breaching parties’ rights to seek damages, or to not terminate this Agreement and instead seek specific performance. For purposes of this Agreement, the inability of CTB to report its certified third quarter and full year 2013 financial statements, including results for CCT, with the SEC by March 3, 2014 (for the third quarter 2013 financial statements), and March 14, 2014 (for the full year 2013 financial statements), or to be able to continue timely regular reporting thereafter, due to the situation at CCT after signing of this Agreement, will be considered a failure to perform by Chengshan and the CCT union and all contents in this Agreement will become void and null immediately at the election of Cooper, provided that such election shall not limit Cooper’s rights to seek damages, or to not terminate this Agreement and instead seek specific performance. Without limiting the generality of the foregoing, if the CCT Union and Chengshan have performed all of the actions required of them in this Agreement and Cooper is unable to report its financial statements on the timeframe described above, then the provisions of Action III of this Agreement will terminate and become null and void immediately and the remaining provisions of this Agreement shall remain in full force and effect. For the avoidance of doubt, the rights granted pursuant to this Agreement are in addition to those granted under the CCT Joint Venture Agreement, and neither the entering into nor termination of this Agreement, nor any Action under this Agreement, shall affect the validity or enforceability of the CCT Joint Venture Agreement. Any dispute arising under this Agreement shall be resolved exclusively and finally by arbitration in Hong Kong at the Hong Kong International Arbitration Center (“HKIC”) in accordance with the arbitration rules of the HKIC for the time being in force which rules are deemed to be incorporated by reference to hereunder.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first set forth above.

Cooper Tire & Rubber Company

/s/ Harold C Miller
Harold (Hal) C. Miller
Vice President

Cooper Tire Investment Holding (Barbados) Ltd.

/s/ Harold C Miller
Harold (Hal) C. Miller
Chairman & President

Chengshan Group Company Limited

/s/ Hongzhi Che
Chairman

The Union of Cooper Chengshan (Shandong) Tire Company Co., Ltd.

/s/ Chunxue Yue
The Union’s President

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